Exhibit 10.2
NGM BIOPHARMACEUTICALS, INC.
2018 EQUITY INCENTIVE PLAN
STOCK OPTION GRANT NOTICE
NGM Biopharmaceuticals, Inc. (the “Company”) has awarded to Participant an option to purchase up to the number of shares of Common Stock set forth below (the “Option”) under its 2018 Equity Incentive Plan (the “Plan”).

Participant:

Date of Grant:

Number of Shares Subject to Option:

Type of Grant:	Nonstatutory Stock Option

Exercise Price (Per Share):

Total Exercise Price:
Vesting Commencement Date:	Date of Grant

Vesting Schedule:
Subject to Participant’s Continuous Service through each applicable vesting date and to the potential vesting acceleration described in Section 2 of the attached Option Terms and Conditions (the “Terms”), the Option will vest as follows:

[Initial Grant] [One-third of the shares will vest on the first anniversary of the Vesting Commencement Date, and the remaining shares will vest in eight (8) successive, approximately equal quarterly installments over a two-year period thereafter, such that the Option will be fully vested on the third anniversary of the Vesting Commencement Date.]

[Annual Grant] [The shares will vest in four (4) successive, approximately equal quarterly installments, with the final installment vesting on the earlier of (i) the first anniversary of the Vesting Commencement Date and (ii) the day prior to the Company’s next annual stockholder meeting.]

Exercise Schedule:	Same as Vesting Schedule

Expiration Date:
Participant Acknowledgements: By Participant’s acceptance of this Option, Participant understands and agrees that the Option is governed by this Stock Option Grant Notice (this “Grant Notice”), and the provisions of the Plan and the Terms, all of which are made a part of this document. The Grant Notice and the Terms are collectively referred to as the “Option Agreement” applicable to the Option. Participant further acknowledges that the Option comprises the entire understanding between Participant and the Company regarding the acquisition of stock in the Company and supersedes all prior oral and written agreements, promises and/or representations on that subject with the exception of other equity awards previously granted to Participant and Common Stock previously issued to Participant.

Participant further consents to receive Plan documents by electronic delivery and to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company.

NGM BIOPHARMACEUTICALS, INC.		PARTICIPANT:

By:
	Signature		Signature

Title:		Date:

Date:

OPTION TERMS AND CONDITIONS
1.    GENERAL. These Option Terms and Conditions (these “Terms”) apply to a particular stock option grant (the “Option”) granted by NGM Biopharmaceuticals, Inc. (the “Company”), and are incorporated by reference in the Stock Option Grant Notice (the “Grant Notice”) corresponding to that particular grant. The recipient of the Option identified in the Grant Notice is sometimes referred to as “Participant.” The effective date of grant of the Option as set forth in the Grant Notice is referred to as the “Date of Grant”. The Option has been granted to Participant in addition to, and not in lieu of, any other form of compensation otherwise payable or to be paid to Participant. The Grant Notice and these Terms are collectively referred to as the “Option Agreement” applicable to the Option. Capitalized terms are defined in the Plan if not defined in the Option Agreement.
2.    VESTING.
(a)     The Option will vest as provided in Participant’s Grant Notice. Vesting will cease upon the termination of Participant’s Continuous Service. Notwithstanding the foregoing, if a Change in Control occurs and Participant’s Continuous Service has not terminated as of immediately prior to such Change in Control, then the vesting and exercisability of the Option will be accelerated in full as of immediately prior to such Change in Control.
(b)    If any payment or benefit Participant would receive from the Company or otherwise in connection with a Change in Control or other similar transaction (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Participant’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Participant. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).
Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Participant as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.
Unless Participant and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change of control transaction triggering the Payment shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change of control transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Participant and the Company within fifteen (15) calendar days after the date on which Participant’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Participant or the Company) or such other time as requested by Participant or the Company.
If Participant receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section 2(b) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Participant shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section 2(b) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in the first paragraph of this Section 2(b), Participant shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.
3.     EXERCISE AND METHOD OF PAYMENT.
(a)    Participant may generally exercise the vested portion of the Option by delivery of payment of the exercise price and applicable withholding taxes and other required documentation to the Stock Plan Administrator in accordance with the option exercise procedures established by the Stock Plan Administrator, which may include an electronic submission. Please review Sections 5(f), 5(j) and 10(e) of the Plan, which may restrict or prohibit Participant’s ability to exercise the Option during certain periods. Participant may exercise the Option only for whole shares of Common Stock.

(b)    Participant may pay the exercise price by cash, check, bank draft or money order, or any other method provided in Section 5 of the Plan if permitted by the Company at the time of exercise.
4.     TERM. Participant may not exercise the Option before the Date of Grant or after the expiration of the Option’s term. The term of the Option expires upon the earliest of the following:
(a)    immediately upon the termination of Participant’s Continuous Service for Cause;
(b)    twelve (12) months after the termination of Participant’s Continuous Service (i) due to Participant’s Disability or (ii) for any other reason other than Cause or Participant’s death;
(c)    eighteen (18) months after Participant’s death if Participant dies either during Participant’s Continuous Service;
(d)    the Expiration Date indicated in Participant’s Grant Notice; and
(e)    the day before the tenth (10th) anniversary of the Date of Grant.
Notwithstanding the foregoing, if Participant dies during the period provided in subsection (b) above, the term of the Option shall not expire until the earlier of (i) eighteen (18) months after Participant’s death, (ii) any termination of the Option in connection with a Change in Control, (iii) the Expiration Date indicated in the Grant Notice, or (iv) the day before the tenth anniversary of the Date of Grant. Additionally, the post-termination exercise period of the Option may be extended as provided in Section 5(f) of the Plan.
5.    TRANSFERABILITY. Except as otherwise provided in the Plan, the Option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during Participant’s life only by Participant.
6.    RESPONSIBILITY FOR TAXES.
(a)    Participant may not exercise the Option unless the Tax-Related Items of the Company and/or any Affiliate, including Participant’s employer are satisfied. By accepting the Option, Participant agrees that the Company or an Affiliate may satisfy any applicable tax withholding obligations for Tax-Related Items at its sole election as provided in Section 8 of the Plan. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or an Affiliate may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)    Neither the Company nor any Affiliates make any representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, and are under no obligation to structure the Option to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Participant acknowledges that, regardless of any action the Company or any Affiliate takes with respect to any or all Tax-Related Items, the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or an Affiliate. In the event that the amount of the Company’s withholding obligation was greater than the amount withheld by the Company, Participant agrees to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount. Participant further acknowledges and agrees not to make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates for Tax-Related Items arising from the Option.

9.     NOTICES. Any notice or request required or permitted in the plan or this Option Agreement (including any attachments) will be given in writing to each of the other parties hereto and will be deemed effectively given on the earlier of (i) the date of personal delivery, including delivery by express courier, or delivery via electronic means, or (ii) the date that is five (5) days after deposit in the United States Post Office (whether or not actually received by the addressee), by registered or certified mail with postage and fees prepaid, addressed to the Company at its primary executive offices, attention: Stock Plan Administrator, and addressed to Participant at the address as on file with the Company at the time notice is given.
10.     GOVERNING PLAN DOCUMENT. The Option is subject to all the provisions of the Plan, including but not limited to the general provisions in Section 9 of the Plan, and the provisions in Section 10 of the Plan regarding the impact of certain transactions on the Option. The Option is further subject to all interpretations, amendments, rules and regulations, which may be adopted from time to time, pursuant to the Plan. If there is any conflict between the provisions of the Option and those of the Plan, the provisions of the Plan will control.
11.     GOVERNING LAW. The interpretation, performance and enforcement of this Option Agreement will be governed by the law of the State of Delaware without regard to that state’s conflicts of laws rules.